ASSIGNMENT OF ROYALTIES AGREEMENT

This Assignment of Royalties Agreement (this “Assignment”), dated as of July 18,  2011, and effective as of the Effective Date (as defined herein), is entered into by and between American Petro-Hunter, Inc., a Nevada corporation (“Assignor”) and Centennial Petroleum Partners, LLC (“Assignee”).  Unless otherwise indicated, capitalized terms used in this Assignment are defined in Annex A hereto.

RECITALS

WHEREAS, Assignor is the owner of the Receivables (as defined herein) and the Related Rights (as defined herein); and

WHEREAS, in connection with the execution of that certain Amendment to Amended and Restated Convertible Debenture, between Assignor and Maxum Overseas Fund (“Maxum”), dated on or about the date hereof (the “Amendment”), Assignor desires to assign, transfer and convey to Assignee, the Receivables and Related Rights, and the Assignee is willing, on the terms and subject to the conditions set forth herein, to acquire the Receivables and Related Rights from Assignor.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
ASSIGNMENT AND PURCHASE PRICE

Section 1.1.      Assignment of Receivables and Related Rights.

Effective as of the Effective Date and subject to the terms set forth herein, Assignor hereby irrevocably and unconditionally assigns, transfers, sets-over and otherwise conveys to Assignee, without recourse to Assignor as to the Receivables and the Related Rights, and the Assignee does hereby irrevocably and unconditionally receive from Assignor, all of Assignor’s right, title and interest in and to the Receivables and all Related Rights with respect thereto (the “Royalty Stream”).

Section 1.2.      Further Assurances.

Assignor will execute and deliver to Assignee such other instruments and documents, and take such further actions as Assignee may reasonably request from Assignor, to perfect Assignee’s ownership interest in the Royalty Stream.

Section 1.3.      Reversion.

In the event Maxum breaches any of its obligations under the Debenture, as amended, and such breach, if curable, is not cured within thirty (30) days after receiving written notice thereof from the Company, Assignee agrees that it hereby irrevocably and unconditionally assigns, transfers, sets-over and otherwise conveys back to Assignor, effective as of the date of such breach, the Royalty Stream, and will execute and deliver to Assignor such other instruments and documents, and take such further actions as Assignor may reasonably request from Assignee, to perfect Assignior’s ownership interest in the Royalty Stream.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1.      Representations of Assignor.

2.1.1   Due Incorporation and Good Standing.  Assignor is a corporation, duly organized, validly existing and in good standing under the laws of the state of Nevada.

2.1.2   Power and Authority; Due Authorization.  Assignor (i) has all necessary power, authority and legal right (A) to execute and deliver this Assignment, (B) to carry out the terms of this Assignment, and (ii) has duly authorized by all necessary partnership action the execution, delivery and performance of this Assignment.

2.1.3   Binding Obligations.  This Assignment constitutes, a legal, valid and binding obligation of Assignor, enforceable in accordance with its terms.

Section 2.2.      Representations of Assignee.

2.2.1   Authority. Assignee has all necessary power, authority and legal right (i) to execute and deliver this Assignment and (ii) to carry out the terms of this Assignment.

2.2.2   Binding Obligations.  This Assignment constitutes, a legal, valid and binding obligation of Assignee, enforceable in accordance with its terms.

Section 2.3.      Non-Recourse Assignment.

Assignee acknowledges that it has made an independent investigation and assessment of the Receivables and Related Rights.  Assignee further acknowledges that the assignment of the Receivables and Related Rights to Assignee is being made without representation or warranty, express or implied as to their quality, character, amount, collectability, or anything else (other than as expressly stated in this Assignment), and that Assignee shall have no claim or recourse against Assignor based upon any such matter.

ARTICLE III
MISCELLANEOUS

Section 3.1.      Binding Effect; Assignability.

This Assignment shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and permitted assigns.

Section 3.2.      Governing Law.

This Assignment will be governed by the laws of the State of Nevada applicable to contracts between Nevada residents wholly to be performed in Nevada.

Section 3.3.      Headings.

The various headings in this Assignment are included for convenience only and shall not affect the meaning or interpretation of any provision of this Assignment.

Section 3.4.      Execution in Counterparts.

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be effective as delivery of an original, executed counterpart hereof.

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IN WITNESS WHEREOF, the parties have caused this Assignment of Accounts Receivable to be duly executed and delivered as of the date first above written.

ASSIGNOR:

American Petro-Hunter, Inc.
a Nevada corporation

By:
Robert McIntosh
Chief Executive Officer

ASSIGNEE:	Centennial Petroleum Partners, LLC

By:

Name:

Title:

ANNEX A
DEFINITIONS

The following terms have the respective meanings indicated below:

“Collections” means with respect to any Receivable, all funds which either are received by the Assignee or Assignor in payment of any amounts owed in respect of such Receivable or applied to such amounts.

“Debenture” shall have the meaning given to it in the Amendment.

“Effective Date” means July 1, 2011.

“Receivable” means three percent (3%) of all accrued and unpaid accounts receivable and other indebtedness and payment intangibles (including, without limitation, obligations evidenced by an account, note, instrument, contract, security agreement, chattel paper, general intangible or other evidence of indebtedness or security) from the sale of extracted oil, gas or other minerals of the Company.

“Related Rights” means, collectively, with respect to any of Assignor’s Receivables:

(i)            all rights to, but not the obligations under, all invoices with respect to any of such Assignor’s Receivables;

(ii)            all monies due or to become due with respect to the Receivables or its rights described in clause (i) above; and

(iii)            all Collections in respect of such Receivables.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.